EXHIBIT I

                  FIRST AMENDMENT TO ADDITIONAL
     NOTE AND PREFERRED STOCK PURCHASE AGREEMENT AND WAIVER


          This FIRST AMENDMENT TO ADDITIONAL NOTE AND PREFERRED STOCK PURCHASE AGREEMENT AND WAIVER (this "AMENDMENT") is dated as of May 15, 1996 and entered into by and among STYLES ON VIDEO, INC., a Delaware corporation ("SOV"), FOREVER YOURS, INC., a California corporation ("FYI", and, together with SOV, the "COMPANIES"), and INTERNATIONAL DIGITAL INVESTORS, L.P., a Delaware limited partnership (the "INVESTOR").

                            RECITALS

          WHEREAS, the Companies and the Investor entered into a Note and Preferred Stock Purchase Agreement, dated as of May 14, 1996 (the "AGREEMENT"); all terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement;

          WHEREAS, it is a condition precedent to the Closing at Section 6.5 that the Closing shall have occurred by May 21, 1996;

          WHEREAS, Section 11.15 of the Agreement states that the Agreement shall in no event become effective unless the Closing occurs on or prior to May 21, 1996;

          WHEREAS, the Closing did not occur on or prior to May
21, 1996;

          WHEREAS, the failure of the Closing to occur on or prior to May 21, 1996 would otherwise make the Agreement ineffective, notwithstanding the fact that the parties thereto wish to make the Agreement effective;

          WHEREAS, the failure of the Closing to occur on or before May 21, 1996 might place in doubt the effectiveness of Sections 9 and 11.10 of the Agreement, regardless of the fact that the parties desire that such sections shall have remained and do remain in full force and effect notwithstanding that the Closing did not occur on or prior to May 21, 1996;

          WHEREAS, the parties to the Agreement wish to have the Agreement become effective according to the terms of the Agreement as modified by this Amendment;

          WHEREAS, the authorized share capital of SOV is insufficient, as of the date hereof, to allow the exercise or conversion, as the case may be, of all of the Existing
Warrants, the Series A Preferred and the Series B Preferred into Common Stock of SOV;

          WHEREAS, it was the intention of the parties in entering into the Agreement that the number of shares subject to the Series B Warrant Certificate and the per share exercise price for the Additional Warrants and the Existing Warrants, and the conversion price for the Series B Preferred, be calculated such that the Investor had the right to purchase shares of Common Stock of SOV (upon exercise of all of the Series A Warrants and the Series B Warrants and upon conversion of all of the Series A Preferred and the Series B Preferred) equal to 75% of the outstanding shares of Common Stock of SOV on a fully diluted basis for an aggregate purchase price of approximately $4.3 million;

          WHEREAS, it is necessary to amend the relevant documents in order to effectuate the intent of the parties as set forth in the immediately preceding paragraph;

          WHEREAS, the Companies and the Investor wish to enter into this amendment in connection therewith; and

          WHEREAS, in anticipation of entering into this Amendment, and in order to permit the Companies to meet their cash flow requirements, the Investor funded the initial tranche of the Additional Notes on May 15, 1996.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

          SECTION 1.  AMENDMENT TO SCHEDULE 1.1

          Schedule 1.1 to the Agreement is hereby amended and restated in its entirety as set forth in Schedule 1.1 hereto.

          SECTION 2.  WAIVER

          The parties hereby agree that the Closing shall be deemed to have occurred on May 15, 1996 and, in connection therewith, the Investor hereby waives the following conditions to Closing:

          (a) the requirement under Section 6.5 that the Closing occur on or before May 21, 1996;

          (b) the requirements set forth in Section 6.15 (but only with respect to the Series B Preferred) and the last sentence of Section 6.13; provided that all such requirements shall be fully satisfied, and SOV shall have filed the Restated Series B Certificate of Designation in substantially the form attached hereto as Exhibit D with the Delaware Secretary of State, in each case on or before June 4, 1996;

          (c) the requirement under Section 6.17 that the Gross Cash Proceeds of the Accounting Claims be deposited in the Escrow Account; provided that such requirement shall be fully satisfied on or before June 4, 1996; and

          (d) the requirements set forth in Section 6.2 (but only to the extent that particular conditions to Closing are waived pursuant clauses (a), (b) and (c) of this
     Section 2).

          The Investor shall purchase the Series B Preferred on the date on which the requirements set forth in clauses (b) and (c) of this Section have been fully satisfied; provided that if such requirements are not fully satisfied on or before June 4, 1996, the Investor shall have no obligation to purchase the Series B Preferred.

          Notwithstanding anything herein or in the Agreement to the contrary, the Investor shall have no further obligation to purchase Additional Notes on any Purchase Date after the Closing, unless each of the requirements set forth in clauses
(b) and (c) of this Section is fully satisfied on or before June 4, 1996.

          SECTION 3.  AMENDMENT TO SECTION 1.1(A)(V)

          Section 1.1(a)(v) is hereby amended and restated as follows:

               "(v) Each of the conditions precedent set forth in Sections 6.3 and 6.4 shall have been satisfied on such date."

          SECTION 4.  AMENDMENT TO SECTIONS 1.1(B) AND (C)

          Sections 1.1(b) and (c) of the Agreement are hereby amended and restated as follows:

               "(b)      Subject to the terms and conditions of
     this Agreement, the Investor agrees to purchase at the Second Closing (as defined below), and SOV agrees to sell and issue to the Investor at the Second Closing, 500 shares of 10% Senior Series B Convertible Preferred
     Stock, $.001 par value per share, of SOV (the 'Series B Preferred'), for a purchase price equal to $50,000, such Series B Preferred being convertible into shares of the Common Stock and having the voting powers, preferences, rights, qualifications, limitations and restrictions described in the certificate of designation attached as Exhibit D to the Amendment (the "Series B Certificate of Designation"). For purposes of this Section 1.1(b), 'Second Closing' shall mean the date on which the conditions set forth in Section 2 of the Amendment have been fully satisfied.

          (c) Subject to the terms and conditions of this Agreement, the Investor shall receive and SOV agrees to issue to the Investor, in connection with the sale and issuance of the Additional Notes and the Series B Preferred and in consideration of the Investor's purchase thereof, a Warrant Certificate in the form attached as Exhibit A to the Amendment (the "Additional Warrant Certificate") evidencing warrants to purchase 53,286,228 shares of the Common Stock (the "Additional Warrants" and, together with the Additional Notes, the Series B Preferred and the Common Stock into which the Series B Preferred is convertible and the Additional Warrants are exercisable, the "Securities")."

          SECTION 5.  AMENDMENT TO SECTION 6

          Section 6 of the Agreement is hereby amended and restated as follows:

               "6. Conditions of the Investor's Obligations at Closing. The obligations of the Investor under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing (and on each subsequent Purchase Date in the case of Sections 6.3 and 6.4) of the following conditions (including, without limitation, the conditions set forth in Section 6.25 with respect to the documents, certificates and agreements required to be delivered pursuant to the other conditions in this Section 6):"

          SECTION 6.  AMENDMENT TO SECTION 6.10

          Section 6.10 of the Agreement is hereby amended and restated as follows:

               "6.10     Cancellation of FYI Shares and
     Issuance of Arnold Warrant; Satisfaction of Minority Interest Adjustment Agreement. Dana I. Arnold ("Arnold"), the owner of 20% of the shares of FYI, shall have surrendered to FYI for cancellation all of the shares of common stock of FYI held by him in exchange for a warrant certificate issued by SOV, in the form attached as Exhibit C to the Amendment (the "Arnold Warrant"), evidencing warrants to purchase 7,747,449 shares of the Common Stock, subject to adjustments in the event of the consummation of a Topping Offer transaction. Arnold shall have executed and delivered a receipt for the Arnold Warrant which receipt shall acknowledge that the requirements of the Minority Interest Adjustment Agreement, dated as of November 20, 1995, among the Companies and Arnold have been fully satisfied."

          SECTION 7.  AMENDMENT TO SECTION 6.23

          Section 6.23 of the Agreement is hereby amended and restated as follows:

               "6.23     Existing Warrant Certificate.  The
     Existing Warrant Certificate shall have been amended and restated substantially in the form of the Amended and Restated Warrant Certificate attached as Exhibit B to the Amendment (the "Amended and Restated Series A Warrant Certificate")."

          SECTION 8.  AMENDMENT TO SECTION 8.2

          (a) Section 8.2 of the Agreement is hereby amended by deleting subsection (c) therefrom in its entirety and substituting therefor the following:

               "(c)      EBITDA of FYI shall equal or exceed -
     $2,000,000 for the year ended December 31, 1996 and $1,130,000 for the year ended December 31, 1997."

          (b) Section 8.2 of the Agreement is hereby amended by deleting subsection (d) therefrom in its entirety and substituting therefor the following:

               "(d)      EBITDA of FYI shall not be less than
     the corresponding amount during any two consecutive fiscal quarters ending on the dates set forth below:

             Quarters Ending             Amount
             ----------------           -------------
             June 30, 1996              -$811,000
             September 30, 1996         -$340,000
             December 31, 1996            $17,000
             March 31, 1997               $93,000
             June 30, 1997               $175,000
             September 30, 1997          $286,000
             December 31, 1997           $445,000
             March 31, 1998              $615,000
             June 30, 1998               $785,000


          SECTION 9.  AMENDMENT TO SECTION 10.1

          (a) Section 10.1 of the Agreement is amended by adding after the word "Companies" and prior to the symbol ";"
at the end of subsection (h) thereof the following:

               "(except that (i) Dycam may obtain priority on any camera equipment leased by Dycam to FYI in the ordinary course of business and (ii) other lessors may obtain priority on equipment leased by them to the Companies in the ordinary course of business)".

          (b) Section 10.1 of the Agreement is hereby amended by restating subsection (m) and adding subsection (n) as follows:

               "(m) (i) the funds on deposit in the Escrow
     Account shall not have been released to the Investor on or prior to August 10, 1996, (ii) prior to such date, such funds shall be released to any other party or (iii) after such funds are released to the Investor, the Investor is required to pay, and does pay, all or a portion of the amounts that the Investor is otherwise entitled to retain pursuant to this Agreement to a third party as a result of a right or claim of that third party against the Companies or either of them; and

               (n) the conditions set forth in Section 2 of the Amendment are not fully satisfied on or before June
     4, 1996;"

          SECTION 10.  AMENDMENT TO SECTION 11.15

          Section 11.15 of the Agreement is hereby amended and restated as follows:

          "11.15 Effectiveness. Notwithstanding anything to the contrary contained in this Agreement, this Agreement (other than Sections 9 and 11.10, which Sections shall become effective on the date hereof) shall become effective and the obligations of the parties hereto shall attach as of May 15, 1996, provided that the obligation of the Investor to purchase Additional Notes on any Purchase Date as set forth on Schedule 1.1 hereto shall be subject to the requirements of Section 2 of the Amendment and the other requirements set forth herein."

          SECTION 11.  AMENDMENT TO EXHIBIT A

          (a)  The following definitions contained in Exhibit
     A to the Agreement are hereby amended and restated as follows:

          "'INDEPENDENT COMMITTEE WARRANTS' shall mean the warrants to purchase 80,000 shares of Common Stock of SOV at an exercise price not less than $.075 per share to be issued by SOV to the Chairman of the Independent Committee of SOV's Board of Directors appointed April 18, 1996.

          'SHUTLER WARRANTS' shall mean the warrants to purchase Common Stock of SOV at an exercise price not less than $.075 per share that SOV has agreed to issue to Eugene Shutler under the Shutler Consulting Agreement."

          (b) The following definition is hereby added to Exhibit A to the Agreement:

          "'AMENDMENT' shall mean the First Amendment to Additional Note and Preferred Stock Purchase Agreement and Waiver, dated as of May 15, 1996, by and among the Companies and the Investor."

          SECTION 12.  EXERCISE OF WARRANTS AND CONVERSION OF
PREFERRED STOCK

          The Investor agrees that prior to the First
Conversion Date (as defined below) it will not (i) exercise the Existing Warrants or (ii) convert the Series A Preferred into Common Stock of SOV, to the extent that the aggregate number of shares of Common Stock of SOV receivable by the Investor upon all such exercises or conversions would exceed 4,750,927 shares (the "Available Shares"). For purposes of this Section, "First Conversion Date" means the earliest to occur of (i) October 31, 1996, (ii) the date on which all corporate and shareholder action on the part of SOV shall have been taken to authorize and reserve for issuance a number of shares of Common Stock at least equal to the aggregate number of shares of Common Stock issuable upon exercise of the Existing Warrants and conversion of the Series A Preferred and
(iii) the first date on which any of the Settlement Warrants, the Arnold Warrant, the Shutler Warrant or the Independent Committee Warrant becomes exerciseable, in whole or in part. The Investor agrees that prior to the First Exercise Date it will not transfer the Existing Warrants or the Series A Preferred, except to transferees that agree to be bound by the provisions contained in this paragraph. The Investor acknowedges and agrees that neither (i) the limitation on its ability to exercise the Existing Warrants and the Series A Preferred set forth in this paragraph nor (ii) notwithstanding any provision of the Existing Warrant Certificate or the Series A Certificate of Designation to the contrary, the failure by SOV prior to the First Conversion Date to reserve Common Stock in excess of the Available Shares for issuance upon exercise or conversion, as applicable, of the Existing Warrants and the Series A Preferred, shall constitute an Event of Default under the Agreement, the Existing Note Agreement, the Existing Warrant Certificate or the Series A Certificate of Designation.

          SECTION 13.  COMPANIES' REPRESENTATIONS AND
WARRANTIES

          In order to induce the Investor to enter into this Amendment and to amend the Agreement in the manner provided herein, each of SOV and FYI represents and warrants to the Investor that the following statements are true, correct and complete:

          A.   CORPORATE POWER AND AUTHORITY.  Each of SOV and
FYI has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Agreement as amended by this Amendment (the "AMENDED
AGREEMENT").

          B. AUTHORIZATION OF AGREEMENTS. The execution and delivery of this Amendment and the performance of the Amended
Agreement have been duly authorized by all necessary corporate action on the part of SOV and FYI.

          C. NO CONFLICT. The execution and delivery by each SOV and FYI of this Amendment and the performance by it of the Amended Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to it or any of its Subsidiaries or any charter document of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on it or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or indenture to which it is bound or by which its properties are subject, (iii) result in or require the creation or imposition of any lien upon any of its properties or assets or those of any of its Subsidiaries, or (iv) require any approval or consent of any person or entity under any of its or any of its Subsidiaries' contractual or other obligations.

          D. GOVERNMENTAL CONSENTS. The execution and delivery by each of SOV and FYI of this Amendment and the performance by it of the Amended Agreement do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body in addition to those required to execute, deliver and perform the Agreement.

          E. BINDING OBLIGATION. This Amendment and the Amended Agreement have been duly executed and delivered by each of SOV and FYI and are the legally valid and binding obligations of each of SOV and FYI enforceable against each of SOV and FYI in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          SECTION 14.  NO WAIVER UNDER SETTLEMENT AGREEMENT

          Notwithstanding anything to the contrary contained in the Full Release and Settlement Agreement, effective May 30, 1996 (the "Settlement Agreement"), by and among the Companies, Dycam, Styles Servicing, Inc. ("SSI"), the Investor, Kellogg & Andelson ("K&A"), Thomas D. Leaper, James F. Walters, William
T. Wall, Fred S. Flax and CPA Mutual Insurance Company of America Risk Retention Group (the "Insurer"), each of the Companies and the Investor hereby (i) acknowledge that the waivers, discharges and releases contained in Sections 16 through 20 of the Settlement Agreement, as they pertain to any rights or claims of the Investor, were intended only as waivers, discharges and releases with respect to K&A and the Insurer and not with respect to any other party and (ii) that such waivers, discharges and releases shall not constitute a waiver, discharge or release of any right or claim that the Investor may have against either of the Companies, Dycam or SSI.

          SECTION 15.  MISCELLANEOUS

          A. HEADINGS. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

          B. APPLICABLE LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

          C. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon the execution of a counterpart hereof by the Investor, each of the other parties hereto and receipt by the Companies and the Investor of written or telephonic notification of such execution and authorization of delivery thereof.


          [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                          STYLES ON VIDEO, INC.


                          By: _ Nancy H. Galgas_
                             Name: Nancy H. Galgas
                             Title: Chief Financial Officer

                             667 Rancho Conejo Blvd.
                             Newbury Park, CA  91320


                             FOREVER YOURS, INC.


                             By: _ Dana I. Arnold_
                                Name: Dana I. Arnold
                                Title: President


                             667 Rancho Conejo Blvd.
                             Newbury Park, CA  91320


                             INTERNATIONAL DIGITAL
                             INVESTORS, L.P.


                             By IDI Corp., a Delaware
                             corporation, its general
                             partner


                             By: _ Jeffrey Safchik_
                               Name: Jeffrey Safchik
                               Title: President

                             40304 Fisher Island Drive
                             Fisher Island, FL  33109

                          SCHEDULE 1.1

                        DRAWDOWN SCHEDULE





                                       Minimum Aggregate
                                       Number of Approved       Minimum
Combined
               Principal Amount        Births Subject           Net
Revenues
Purchase Date  of Additional Notes(1)  to Contracts             of
Companies

May 15, 1996   $371,712(2)                 N/A                     N/A
May 30, 1996    150,000                    N/A                     N/A
June 15, 1996   250,000                  136,000                 180,000
July 15, 1996
  or the date
  on which all
  of the funds
  on deposit in
  the Escrow
  Account are
  released to
  the Investor,
  whichever is
  later.        100,000                  157,000                 220,000
August 15, 1996 150,000                  183,000                 270,000
Sept. 15, 1996  178,288                  210,000                 320,000



__________________________

(1) Subject to the limitations set forth in the Agreement, including but not limited to, the last three paragraphs of Section 1.1(a), and Section 2 of the Amendment.
(2) $271,712 to be used to repay the $270,000 aggregate principal amount of, and $1,712 aggregate interest on, the Temporary Loans (which amount represents all interest due and payable thereunder fully and finally).

                            EXHIBIT A

The executed version of the Series B Warrant Certificate is included as Exhibit L to this Amendment #1 to Schedule 13D.

                            EXHIBIT B



The executed version of the Amended and Restated
Series A Warrant Certificate is included as Exhibit K to this Amendment #1 to Schedule 13D.

                           EXHIBIT C

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAW OR REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED OR UNLESS THE SALE OR TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 OR 144A PROMULGATED UNDER SUCH ACT AND, IF REASONABLY
REQUESTED BY STYLES ON VIDEO, INC. (THE "COMPANY"), THE
COMPANY HAS RECEIVED AN OPINION OF ITS COUNSEL THAT THE SECURITIES OR THE SALE OR TRANSFER ARE EXEMPT FROM
REGISTRATION.


                      STYLES ON VIDEO, INC.

                       WARRANT CERTIFICATE

                    Dated as of May 15, 1996

           Series C Warrants to Purchase Common Stock

No. R-1               Certificate for 7,747,449(1) Warrants

          STYLES ON VIDEO, INC., a Delaware corporation (the "Company"), hereby certifies that in consideration for the return and cancellation by Dana I. Arnold of 20,000 shares of common stock of Forever Yours, Inc., a California corporation and subsidiary of the Company ("FYI"), and for other value received, Dana I. Arnold, an individual ("Initial Holder"), or registered assigns, is the registered owner of the number of Series C Warrants of the Company set forth above. This Warrant Certificate evidences 7,747,449 Series C Warrants (the "Warrants"); provided that upon the consummation of a Topping Offer transaction (as defined in the Note and Preferred Stock Purchase Agreement dated as of May 14, 1996 (the "Note Purchase Agreement") among the Company, Forever Yours, Inc. and International Digital Investors, L.P. ("IDI"), the number of Warrants evidenced hereby shall be reduced to 1,631,042 ("Reduction").

- ----------
(1) Subject to reduction in accordance with the immediately following paragraph.

- ----------
          Each Warrant entitles the registered owner thereof to purchase one share (each such share being referred to herein as a "Warrant Share" and all such shares being referred to herein, collectively, as the "Warrant Shares"), as adjusted from time to time as provided in Section 7 hereof, of Common Stock, $.001 par value per share, of the Company ("Common Stock"). Each Vested Warrant (as defined below) may be exercised, from time to time, (a) on or after the earlier to occur of (i) October 31, 1996 and (ii) the date on which all corporate and shareholder action on the part of the Company shall have been taken to authorize and reserve for issuance a number of shares of Common Stock at least equal to the product of the number of Warrants evidenced hereby times the Adjusted Warrant Share Amount (as defined below), and (b) prior to 5:00 P.M. on November 20, 2005 (the "Expiration Date"), subject to the following terms and conditions.

          Section 1.     Registration and Vesting.

               (a) The Company shall register each Warrant, upon records to be maintained by the Company for such purpose (such records being referred to herein as the "Register"), in the name of the record holder of such Warrant from time to time. The Company may deem and treat the registered holder of each Warrant as the absolute owner thereof for the purpose of any exercise thereof or any distribution thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

               (b) The holder's right to purchase shares of Common Stock pursuant to this Warrant Certificate shall vest in accordance with the following schedule: 1,936,862 (or 407,761 in the case of Reduction) of the Warrants (representing 25% of the total number of Warrants) shall vest on the date hereof; 1,936,862 (or 407,761 in the case of Reduction) of the Warrants shall vest on November 10, 1996; 1,936,862 (or 407,761 in the case of Reduction) of the Warrants shall vest on May 10, 1997 and 1,936,862 (or 407,761 in the case of
     Reduction) of the Warrants shall vest on May 10, 1998. Warrants that have vested in accordance with the foregoing provisions are hereafter referred to as "Vested Warrants." Notwithstanding the foregoing, (i) all unvested Warrants shall cease to vest and shall immediately terminate if the Initial Holder's employment with FYI shall cease (A) due to the death or disability of the Initial Holder pursuant to Section 7.1 of that certain Amended and Restated Employment Agreement dated as of the date hereof between FYI and the Initial Holder (the "Employment Agreement"), (B) due to termination by FYI for cause pursuant to Section 7.2 of the Employment Agreement or
     (C) because Initial Holder shall quit his employment with FYI pursuant to Section 7.1 of the Employment Agreement or otherwise, (ii) all of the unvested Warrants shall vest immediately upon (x) termination by FYI of Initial Holder's employment with FYI without cause pursuant to Section 7.3 of the Employment Agreement or (y) the consummation of a Topping Offer transaction.

          Section 2.     Registration of Transfers and Exchanges.

          (a) Registration, Issuance of New Warrant Certificates. The Company shall register in the Register the transfer of any Warrants upon the surrender of this Warrant Certificate, with the Form of Assignment attached as Annex A hereto duly filled in and signed (and with a signature guarantee for the transfer of any Warrants by a registered holder which is not the initial registered holder of this Warrant Certificate), to the Company at the office of the Company set forth in Section 3(c) hereof. Upon any such registration of transfer, a new Warrant Certificate, in substantially the form of this Warrant Certificate, evidencing the Warrants so transferred shall be issued to the transferee of such Warrants and a new Warrant Certificate, in substantially the form of this Warrant Certificate, evidencing the remaining Warrants, if any, not so transferred, shall be issued to the then-registered holder thereof. The Company shall at no time close the Register against the permitted transfer of any Warrant or Warrant Share in any manner which materially interferes with the timely exercise of such Warrant.

          (b) Warrants Exchangeable for Different Denominations. This Warrant Certificate is exchangeable, upon the surrender hereof by the holder hereof at the office of the Company set forth in
Section 3(c) hereof, for new Warrant Certificates, in substantially the form of this Warrant Certificate, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased under this Warrant Certificate. Each such new Warrant Certificate shall be dated the date of such exchange and represent the right to purchase such number of Warrant Shares as shall be designated by the holder of this Warrant Certificate at the time of such surrender.

          Section 3.     Duration, Termination and Exercise of
Warrants.

          (a) Vested Warrants shall be exercisable by the registered holder thereof from time to time on any business day before, (a) on or after the earlier to occur of (i) October 31, 1996 and (ii) the date on which all corporate and shareholder action on the part of the Company shall have been taken to authorize and reserve for issuance a number of shares of Common Stock at least equal to the product of the number of Warrants evidenced hereby times the Adjusted Warrant Share Amount, and (b) prior to 5:00 P.M., Los Angeles time, on the Expiration
Date. At 5:00 P.M. Los Angeles time, on the Expiration Date, each Warrant not exercised prior thereto shall be and become void and of no value.

          (b) Subject to the provisions of this Warrant Certificate, including adjustments to the Exercise Price and to the number of Warrant Shares issuable upon the exercise of each Warrant pursuant to Section 7 hereof, each holder of a Vested Warrant on or prior to the Expiration Date shall have the right to purchase from the Company (and the Company shall be obligated to issue and sell to such holder of a Vested Warrant) at the Exercise Price one fully-paid Warrant Share which is nonassessable.

          (c) Subject to Sections 4, 10 and 11 hereof, upon (i) surrender of this Warrant Certificate, with the Form of Election to Purchase attached as Annex B hereto (the "Form of Election to Purchase") duly filled in and signed, to the Company at its office at 667 Rancho Conejo, Newbury Park, California 91320. Attention:
President, or at such other address as the Company may specify in writing to the then-registered holder of the Vested Warrants, and
(ii) payment of the Exercise Price, multiplied by the number of Warrant Shares then issuable upon exercise of the Vested Warrants being so exercised, the Company shall promptly, but in any event within three days of its receipt of the Form of Election to Purchase, together with the Warrant Certificate and receipt of payment of the Exercise Price, issue and cause to be delivered to or upon the written order of the registered holder of the Vested Warrants being so exercised, and in such name or names as such registered holder may designate (subject to Section 4 hereof and to the Note Purchase Agreement), a certificate for the Warrant Shares issued upon such exercise of such Vested Warrants, provided that any and all such certificates shall bear a legend regarding the transferability of the Warrant Shares substantially similar to the legend appearing on the first page of this Warrant Certificate.
Any person so designated to be named in such certificate for such Warrant Shares shall be deemed to have become the holder of record of such Warrant Shares as of the Date of Election to Purchase such Vested Warrants. The "Date of Election to Purchase" any Vested Warrant means the date on which the Company shall have received (1) this Warrant Certificate, with the Form of Election to Purchase duly filled in and signed, and (2) payment of the Exercise Price for such Vested Warrant.

          (d) In lieu of delivering the Exercise Price in cash, a holder may, at its option, instruct the Company in the Form of Election to Purchase to retain, in payment of the Exercise Price, a number of Warrant Shares (the "Payment Shares") equal to the quotient of the aggregate Exercise Price of the Vested Warrants then being exercised divided by the Market Price of such shares as of the date of exercise, and to deduct the number of Payment Shares from the Warrant Shares to be delivered to such holder.

          (e) The Warrants evidenced by this Warrant Certificate shall be exercisable either as an entirety or, from time to time, for part only of the number of Vested Warrants evidenced hereby.
If fewer than all of the Warrants evidenced by this Warrant Certificate are exercised at any time, the Company, at its expense, shall issue to the registered holder a new Warrant Certificate, in substantially the form of this Warrant Certificate, for the remaining number of Warrants evidenced by this Warrant Certificate.

          Section 4. Payment of Taxes. The Company shall pay all issuance and transfer taxes and charges that may be imposed on the Company or on the Warrants or the Warrant Shares in respect of the transfer of Warrants, or the issuance or delivery of the Certificates for Warrant Shares or other securities in respect of the Warrant Shares upon the exercise or conversion of Warrants; provided, however, that the Company shall not be required to pay any such tax or other charge imposed in respect of the transfer of Warrants, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares upon the exercise of Warrants, to a person or entity other than a then-existing registered holder of Warrants.

          Section 5. Mutilated or Missing Warrant Certificate. If this Warrant Certificate shall be mutilated, lost, stolen or destroyed, upon request by the registered holder of the Warrants, the Company shall issue, in exchange for and upon cancellation of the mutilated Warrant Certificate, or in substitution for the lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate, in substantially the form of this Warrant Certificate, of like tenor and representing the equivalent number of Warrants, but, in the case of loss, theft or destruction of this Warrant Certificate and, if requested by the Company, indemnity also satisfactory to it.

          Section 6.     Reservation and Issuance of Warrant
Shares.

          (a) The Company shall on or prior to October 31, 1996 and at all times thereafter have authorized, and reserve and keep available, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon the exercise of the Warrants, the number of Warrant Shares deliverable upon exercise of the Warrants. The Company shall take any further corporate action which may be necessary in order that the Company may validly and legally issue, at the Exercise Price, Warrant Shares that are fully-paid and nonassessable.

          (b) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant Certificate, be (i) duly authorized, validly issued, fully-paid and nonassessable and (ii) free from all taxes or other governmental charges with respect to the issuance thereof (not including (y) income taxes payable by the holders of Warrants being exercised in respect of gains thereon, and (z) transfer taxes, in accordance with the provisions of Section 4 above) and from all liens, charges and security interests created by the Company.

          (c) If the issuance of any Warrant Shares required to be reserved pursuant to paragraph (a) of this Section 6 requires registration with or approval of any governmental authority under any Federal or state law (other than the Securities Act and state securities laws), before such Warrant Shares may be issued upon the exercise thereof, the Company shall, at its expense and as expeditiously as possible, use its best efforts to cause such Warrant Shares to be duly registered or approved, as the case may be, provided, however, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, to subject itself to taxation in any jurisdiction where it is not then subject to taxation, or take any action which would subject it to general service of process in any jurisdiction where it is not then so subject.

          (d) To the extent that any exercise of Warrants is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and related regulations (the "HSR Act"), the Company shall promptly upon the request of the holder of this Warrant Certificate, cooperate with such holder in complying with the HSR Act, including providing copies of relevant information regarding the Company and, if required under the HSR Act, preparing and filing with the Federal Trade Commission and the Department of Justice a Notification and Report Form pursuant to the HSR Act.

          Section 7.     Adjustments.

          (a) Adjustments of Number of Warrant Shares. The number of Warrant Shares issuable upon the exercise of each Warrant shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment pursuant to any of paragraphs (b), (c), (d) or
(e) of this Section 7, each Warrant shall thereafter entitle the holder thereof to purchase at the Exercise Price the number of Warrant Shares resulting from such adjustment (the "Adjusted Warrant Share Amount").

          (b) Adjustment upon Issuance of Common Stock. If at any time after the date hereof, the Company shall issue or sell any shares of Common Stock for a consideration per share less than the Market Price (as hereinafter defined) immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Adjusted Warrant Share Amount shall be equal to the product of the Adjusted Warrant Share Amount in effect immediately prior to the time of such issue or sale multiplied by a fraction, the numerator of which shall be the product of (x) the total number of shares of Common Stock outstanding immediately after such issue or sale multiplied by (y) the Market Price immediately prior to such issue or sale, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the Market Price immediately prior to such issue or sale plus (B) the aggregate consideration received by the Company upon such issue or sale.

          (c) Other Adjustment Events and Provisions. For the purposes of this Section 7, the following clauses shall also be applicable.

          (i) Issuance of Rights, Warrant or Options. Except as provided in clauses (iii) and (xii) of this Section 7(c) hereof, in case at any time the Company shall grant, issue or sell (whether directly or by assumption in a merger or otherwise) any rights or warrants (other than the Warrants) to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such rights or warrants or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or warrants or options or upon conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Market Price determined as of the date of granting such rights or warrants or options, as the case may be, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights (other than rights issued pursuant to a stockholders' rights plan adopted by the Company pursuant to which the acquisition by any third party of a specified percentage of shares of Common Stock triggers the exercisability of such rights to purchase Common Stock for so long as no event has occurred triggering such right to exercise) or warrants or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or warrants or options shall (as of the date of granting of such rights or warrants or options) be deemed to be outstanding and to have been issued for such price per share. Except as provided in clause (v) of this Section 7(c), no further adjustment of the Adjusted Warrant Share Amount shall be made upon the actual issue of such Common Stock or such Convertible Securities upon exercise of such rights or warrants or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. For the purposes of this clause (i), the price per share for which Common Stock is issuable upon the exercise of any such rights or warrants or options or upon conversion or exchange of any such Convertible Securities shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights of warrants or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such rights or warrants or options, plus, in the case of such rights or warrants or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or warrants or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or warrants or options.

          (ii) Issuance of Convertible Securities. In case the Company shall issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities (other than the Series B Preferred Stock or the Series B Warrants being issued to IDI in conjunction with the Warrants), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined as provided below) shall be less than the Market Price determined as of the date of such issue or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that (A) except as provided in clause (v) of this Section 7(c), no further adjustments of the Adjusted Warrant Share Amount shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any rights or warrants to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Adjusted Warrant Share Amount have been or are to be made pursuant to clause (i) of this Section 7(c), no further adjustment of the Adjusted Warrant Share Amount shall be made by reason of such issue or sale. For the purposes of this clause (ii), the price per share for which Common Stock is issuable upon conversion or exchange of Convertible Securities shall be determined by dividing (1) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.

          (iii)     [Intentionally omitted].

          (iv) Misstatement of Outstanding Common Stock. If the number of shares of Common Stock issued and outstanding as of the date on which the Company has given its representation pursuant to Section 3.2(a) of the Note Purchase Agreement or if the number of shares of Common Stock issuable pursuant to outstanding warrants, options, or rights including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any of its shares of capital stock on which the Company has given its representation pursuant to Section 3.2(d) of the Note Purchase Agreement is greater than the respective number set forth in such representations, the Adjusted Warrant Share Amount shall be equal to the product of the Adjusted Warrant Share Amount immediately prior to any adjustment hereunder, multiplied by a fraction the numerator of which is the total number of shares of Common Stock actually outstanding or issuable as of the date of such representation and the denominator of which is the total number of shares of Common Stock that the Company represented were outstanding or issuable.

          (v) Change in Option Price or Conversion Rate. If the purchase price provided for in any rights or warrants or options referred to in clause (i) above, or the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in clause (i) or (ii) above, or the date at which any Convertible Securities referred to in clause (i) or (ii) above are convertible into or exchangeable for Common Stock, shall change (other than under or by reason of an event resulting in a change pursuant to provisions set forth in the documents governing such rights, warrants, options or Convertible Securities designed to protect against dilution, to the extent such event also results in an adjustment pursuant to this Section 7), then the Adjusted Warrant Share Amount in effect at the time of such event shall forthwith be readjusted to the Adjusted Warrant Share Amount which would have been in effect at such time had such rights, warrants, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or warrant or right or the termination of any such right to convert or exchange such Convertible Securities, the Adjusted Warrant Share Amount then in effect hereunder shall forthwith be decreased to the Adjusted Warrant Share Amount which would have been in effect at the time of such expiration or termination had such right, warrant, option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such right or warrant or option referred to in clause (ii) above or the rate at which any Convertible Securities referred to in clause (i) or
     (ii) above are convertible into or exchangeable for Common Stock, shall change at any time under or by reason of provisions set forth in the documents governing such rights, warrants, options or Convertible Securities designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any right or warrant or option or upon conversion or exchange of any such Convertible Security, the Adjusted Warrant Share Amount then in effect hereunder shall forthwith be adjusted to such respective amount as would have obtained had such right, warrant, option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Adjusted Warrant Share Amount then in effect hereunder is thereby increased.

          (vi) Stock Dividends. In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (vii) Consideration for Stock. In case any shares of Common Stock or Convertible Securities or any right or warrants or options to purchase any such Common Stock or Convertible Securities shall be issued or sold

               (A) for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commission or concessions paid or allowed by the Company in connection therewith.

               (B) for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company, in good faith and in the exercise of reasonable business judgment, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith, which determination shall be conclusive and which determination of valuation shall be sent in writing by the Boards of Directors to the registered holders of Warrants; provided, however, that if the fair value of the non-cash consideration the value of which is being determined exceeds $1,000,000, the Board of Directors of the Company shall provide written notice of its valuation to the Warrantholders, and in the event that the holders of at least thirty-three percent (33%) of the then-outstanding Warrants disagree with such valuation, such Warrantholders may provide written notice of such disagreement (which notice shall include such Warrantholder's valuation and the basis therefor) to the Company within 15 days following such notice from the Board of Directors. For a period of 15 days following the delivery of the last timely delivered notice of disagreement, the Company and such Warrantholders shall in good faith seek to agree upon a valuation. If at the end of such 15 day period the Company and such Warrantholders have not agreed upon a valuation, then the value of the non-cash consideration the value of which is being determined shall be determined in an arbitration conducted in the same manner as an arbitration conducted to determine Market Price as provided in Section 7(c)(x)(B).

               (C) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value as determined reasonably and in good faith by the board of directors of the Company of such portion of the assets and business of the non-surviving corporation as such board any determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be.

In the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation, and if any such calculation results in adjustment of the Adjusted Warrant Share amount, the determination of the number of shares of Common Stock issuable upon exercise of the Warrants immediately prior to the merger, consolidation or sale, for purposes of paragraph (f) of this Section 7, shall be made after giving effect to such adjustment of the Adjusted Warrant Share Amount.

          (viii) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities, or (B) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

          (ix) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, but the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Section 7(c).

          (x) Definition of Market Price. "Market Price" shall mean the greater of:

               (A)  $0.075, and

               (B) (I) if shares of the Common Stock are listed or admitted to trading on any exchange or quoted through NASDAQ or any similar organization, the average of the daily closing prices per share of the Common Stock for the 20 consecutive trading days immediately preceding the date of public announcement of the event giving rise to adjustment under this Section 7 or, if no such public announcement is made with respect to such event, the average of the daily closing prices per share of the Common Stock for the 20 consecutive trading days immediately preceding the day as of which "Market Price" is being determined. The closing price of each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if shares of the Common Stock are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the shares are listed or admitted to trading, or if the shares are not so listed or admitted to trading, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or through a similar organization if NASDAQ is no longer reporting such information.

                    (II) if such shares of Common Stock are not listed or admitted to trading on any exchange or quoted through NASDAQ or any similar organization, such value shall be determined by the Board of Directors of the Company, in good faith and in the exercise of reasonable business judgment, without taking into consideration any premium for shares representing control of the Company, any discount for any minority interest therein or any restrictions on transfer under Federal and applicable state securities laws or otherwise, which determination shall be conclusive, and which determination of valuation shall be sent in writing by the Board of Directors to the registered holders of Warrants, provided, however, that if the Market Price of the shares of Common Stock the value of which is being determined exceeds $1,000,000, the Board of Directors of the Company shall provide written notice of its determination of Market Price, and in the event that the holders of at least thirty-three percent (33%) of the then-outstanding Warrants disagree with such valuation, such Warrantholders may provide written notice of such disagreement (which notice shall include such Warrantholder's valuation and the basis therefor) to the Company within 15 days following such notice from the Board of Directors. For a period of 15 days following the delivery of the last timely delivered notice of disagreement, the Company and such Warrantholders shall in good faith seek to agree upon a valuation. If at the end of such 15 day period the Company and such Warrantholders have not agreed upon a valuation, then, to the fullest extent permitted by law, the value of the shares of Common Stock shall be determined, at the request of any party, by arbitration conducted in the English language in Los Angeles, California in accordance with and to the extent permitted by the Delaware Arbitration Act and, to the extent not inconsistent therewith, the Rules for Large, Complex Cases of the America Arbitration Association. The parties to the arbitration shall attempt to select an arbitrator from such members. If the parties to the arbitration do not agree on the selection of an arbitrator within twenty (20) days after the date demand for the arbitration is filed, an arbitrator having such experience shall be selected in accordance with such Rules of the America Arbitration Association. The arbitrator shall set forth his or her determination in writing (which shall be sent to each party to such arbitration) and shall enumerate in reasonable detail the basis of his or her determination. No party to the arbitration may seek, and the arbitrator shall not award, punitive or exemplary damages. To the fullest extent permitted by applicable law, any judgment or award rendered by the arbitrator shall be final, conclusive and binding. Judgment may be entered on any final, unappealable arbitration award by any state or federal court having jurisdiction thereof. To the fullest extent permitted by applicable law, any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 7(c)(x)(B)(II) shall be determined by the arbitrator.
          The arbitration proceedings as well as the fact such proceedings occur, shall be kept confidential by the parties hereto and may only be disclosed to their personal representatives and advisors or as required by law and insofar as is necessary to confirm, correct, vacate or enforce the award. In the event of a breach of this provision, the arbitrator is expressly authorized to assess damages and each of the parties hereto consents to the expansion of the scope of arbitration for such purpose. The pendency of any arbitration under this
          Section 7(c)(x)(B)(II) shall not relieve any party hereto of its obligations under this Agreement. To the fullest extent permitted by applicable law, if the Company or any Warrantholder shall resort to legal proceedings for injunctive or other similar relief pending the outcome of any such arbitration proceeding or prior to the initiation thereof, such party shall not be deemed to have waived its rights to cause such matter or any other mater to be referred to arbitration pursuant to this
          Section 7(c)(x)(B)(II). The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. The designation of situs or a governing law for this Warrant Certificate or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act if it would be applicable. The arbitrator shall have authority in his or her discretion to grant injunctive relief, award specific performance and impose sanctions upon any party to any such arbitration. The fees, expenses and charges of any arbitration pursuant to this Section 7(c)(x)(B)(II) shall be borne (1) by the Company, if the arbitrator renders a valuation of the shares of Common Stock that is higher than the valuation rendered by the Board of Directors, or
          (2) by the Warrantholders who have notified the Company in writing of their objection to the valuation of the Board of Directors, pro rata in proportion to the number of shares of Common Stock issuable upon exercise of their respective Warrants, if the arbitrator renders a valuation of the shares of Common Stock that is equal to or less than the valuation rendered by the Board of Directors.

          (xi) Determination of Market Price under Certain Circumstances. Anything herein to the contrary notwithstanding, in case the Company shall issue any shares of Common Stock or Convertible Securities in connection with the acquisition by the Company of the stock or assets of any other corporation or the merger of any other corporation into the Company, the Market Price shall be determined as of the date the number of shares of Common Stock or Convertible Securities (or in the case of Convertible Securities other than stock, the aggregate principal amount of Convertible Securities) was determined (as set forth in a written agreement between the Company and the other party to the transaction) rather than on the date of issuance of such shares of Common Stock or Convertible Securities.

          (xii) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Adjusted Warrant Share Amount whatsoever upon the issuance of

               (A) (i) up to 593,741 shares of Common Stock, net of repurchases, issuable to employees, directors, consultants or advisors under options presently outstanding which were issued prior to the date of the Warrants pursuant to stock option and restricted stock purchase agreements approved by the stockholders and directors of this corporation (excluding the options for 150,000 shares to be surrendered by Guy de Vreese and canceled in connection with settlement of pending litigation), (ii) up to 1,750,000 shares of Common Stock issued or issuable to present or former shareholders of the corporation pursuant to warrants anticipated to be issued in connection with settlement of pending litigation, (iii) up to 80,000 shares of Common Stock issued or issuable to Ann Ehringer in consideration for her services on the Independent Committee established to review the transactions contemplated by the Note Purchase Agreement, (iv) up to 53,286,228 shares of Common Stock issued or issuable to IDI pursuant to the Series B Warrants issued on the date hereof, (v) the 200,000 shares of Common Stock issued or issuable to IDI upon conversion of the Series B Preferred Stock issued on the date hereof, (vi) 250,000 shares of Common Stock issued or issuable to Eugene Shutler pursuant to warrants issued under a Consulting Agreement, dated as of April 19, 1996, entered into between the Corporation and Eugene Shutler and (vii) such additional number of shares of Common Stock as may be fixed by the Board of Directors of this corporation issuable or issued to employees, directors, consultants or advisors of this corporation pursuant to stock option or restricted stock purchase plans approved by the stockholders and directors of this corporation provided that the aggregate number of shares of Common Stock issuable upon the exercise of options or other rights issued pursuant to such plans, exclusive of any options or other rights that have been exercised, plus the aggregate number of share of Common Stock issued upon exercise of such options or rights or otherwise issued pursuant to such plans, shall not exceed 400,000 (as such number may be proportionally adjusted upon any stock split or combination or upon a merger or other corporate reorganization).

               (B) Common Stock issued or issuable upon conversion of the Series A Preferred Stock and Series B Preferred
          Stock, or

               (C) Common Stock issued or issuable upon exercise of the Warrants, the Series A Warrants, or the Series B
          Warrants or any other warrants outstanding on the date hereof.

          The Company shall not be required to make any such adjustment upon the issuance of shares or the granting of any options or Warrants or rights referred to in
     Section 7(c)(xii)(A), (B) and (C) if and to the extent that the issuance of the shares covered thereby is expected by this clause.

          (d) Certain Special Dividends. In case the Company shall declare a dividend or make any other distribution (other than a distribution referred to in paragraph (c) of this Section 7) upon the Common Stock (other than regular periodic cash dividends), then in each case the Adjusted Warrant Share Amount in effect immediately prior to the declaration of such dividend or making of such distribution shall be adjusted so that such Adjusted Warrant Share Amount shall equal the number of Warrant Shares determined by multiplying the Adjusted Warrant Share Amount in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such dividend or distribution by a fraction, the numerator of which shall be the Market Price on the date fixed for such determination and the denominator of which shall be the Market Price on the date fixed for such determination less, in the case of a dividend or distribution in cash, the amount per share of Common Stock so declared or, in the case of any other dividend or distribution, the then fair market value (as determined reasonably and in good faith by the Board of Directors of the Company) of the portion of the property so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution, provided, however, that for this purpose, Market Price shall be determined as provided in Section 7(c)(x) without regard to Section 7(c)(x)(A).

          (e) Subdivision or Combination of Stock. In case the Company shall at any time subdivide the outstanding shares of Common Stock into a greater number of shares, the Adjusted Warrant Share Amount in effect immediately prior to such subdivision shall be proportionately increased,and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Adjusted Warrant Share Amount in effect immediately prior to such combination shall be proportionately reduced.

          (f) Adjustment for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Company (i) consolidates with or merges into any other corporation and is not the continuing or surviving corporation of such consolidation or merger, or
(ii) permits any other corporation to consolidate with or merge into the Company and the Company is the continuing or surviving corporation but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other corporation or cash or any other assets, or
(iii) transfers all or substantially all of its properties and assets to any other corporation, or (iv) effects a capital reorganization or reclassification of the capital stock of the Company in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the basis and upon the terms and in the manner provided in this Section 7(f), the holder of this Warrant Certificate, upon the exercise of each Warrant at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, shall be entitled to receive (at the aggregate Exercise Price in effect for all shares of Common Stock issuable upon such exercise immediately prior to such consummation as adjusted to the time of such transaction), in lieu of the Adjusted Warrant Share Amount prior to such consummation, the stock and other securities, cash and assets to which a holder of a number of shares of Common Stock equal to the Warrant Share Amount would have been entitled upon such consummation (subject to adjustments subsequent to such corporate action as nearly equivalent as possible to the adjustments provided for in this Section 7).

          (g) Notice of Adjustment. Whenever the Adjusted Warrant Share Amount is adjusted, then and in each such case the Company shall promptly, but in no event later than 20 days after the date of occurrence of the event causing such adjustment, deliver a certificate of an officer of the Company (the "Officer's Certificate") to the registered holder of the Warrants, which Officer's Certificate shall state the Adjusted Warrant Share Amount resulting from such adjustment and or the increase or decrease, if any, in the number of shares of Common Stock or other stock or property issuable upon the exercise of each Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, including, if applicable, the Market Price as determined in accordance with paragraph (c)(x) of this Section 7. The Company shall keep at its office copies of all certificates and cause the same to be available for inspection at said office during normal business hours by any holder of a Warrant or any prospective purchaser of a Warrant designated by a holder thereof.

          (h)  Other Notices.  In case at any time:

          (i) the Company shall declare or pay any cash dividend on the Common Stock (other than a regular periodic cash dividend);

          (ii) the Company shall declare or pay any dividend payable in stock upon the Common Stock or make any distribution (other than a regular periodic cash dividend) to the holders of the Common Stock;

          (iii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

          (iv) the Company shall authorize the distribution to all holders of the Common Stock of evidence of its indebtedness or assets (other than a regular periodic cash dividend);

          (v) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation (other than a subsidiary of the Company in which the Company is the surviving or continuing corporation and no change occurs in the Common Stock of the Company), or sale of all or substantially all of the Company's assets to, another corporation;

          (vi) there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors or winding up of the Company, or

          (vii) the Company proposes to take any other action or an event occurs which would require an adjustment pursuant to paragraph (i) of this Section 7, then, in any one or more of such cases, the Company shall give written notice, addressed to the holder of this Warrant Certificate at the address of such holder as shown on the books of the Company, of (A) the date on which the books of the Company shall close or a record shall be taken for any such dividend, distribution or subscription rights, as the case may be, or (B) the date (or, if not then known, a reasonable approximation thereof by the Company) on which any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up or other action, as the case may be, shall take place. Such notice shall also specify (or, if not then known, reasonably approximate) the date as of which the holders of Common Stock of record shall participate in any such dividend, distribution or subscription rights, as the case may be, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, bankruptcy, assignment for the benefit of creditors, winding up, or other action, as the case may be. Such written notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act or to a favorable vote of security holders, if either is required. Such written notice shall be given (1) at least 15 days prior to any event specified in any of clauses (i), (ii) or (iv) of this Section 7(h) and, with respect to any event specified in clause (i) of this Section 7(h), at least five days prior to the date on which the books of the Company shall close or a record shall be taken for such event, (2) at least 20 days prior to any event specified in clauses (iii), (v) and (vii) of this Section 7(h) and (3) with respect to events specified in clause (vi) of this Section 7(h), (x) at least 30 days prior to a voluntary dissolution or liquidation of the Company
     (y) at least three days prior to a voluntary bankruptcy, assignment for the benefit of creditors or winding up of the Company, or (z) promptly after an involuntary bankruptcy, assignment for the benefit of creditors or winding up of the Company. The failure to give such written notice required by this Section 7(h) or any defect therein shall not affect any vote upon, or the taking of, any such action.

          (i) Certain Events. If any event occurs as to which in the reasonable opinion of the Company or the holder of this Warrant Certificate, in good faith, the other provisions of this Section 7 are not strictly applicable but the lack of any adjustment would not in the opinion of the Company or such holder fairly protect the purchase rights of the holder of this Warrant Certificate in accordance with the basic intent and principles of such provisions, or if strictly applicable would not fairly protect the purchase rights of the holder of this Warrant Certificate in accordance with the basic intent and principles of such provisions, then the Company shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing, which shall give the opinion upon the adjustment, if any, on a basis consistent with the basic intent and principles established in the other provisions of this Section 7, necessary to preserve, without dilution, the exercise rights of the registered holder of this Warrant Certificate. Upon receipt of such opinion, the Company shall forthwith make the adjustments described therein.

          (j) Prohibition of Certain Action. The Company shall not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant Certificate by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 7. Without limiting the generality of the foregoing, the Company
(a) shall not increase the par value of any shares of Common Stock receivable upon the exercise of the Warrants to an amount that is greater than the Exercise Price then in effect, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully-paid and nonassessable shares of Common Stock upon the exercise of all Warrants from time to time outstanding and (c) shall not take any action which results in any adjustment of the Adjusted Warrant Share Amount if such Adjusted Warrant Share Amount issuable after the action would exceed the total number of shares of Common Stock then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise.

          Section 8.  Exercise Price.  The Exercise Price of each
Warrant shall be $0.075.

          Section 9. No Stock Rights. Except as may be provided in the Stockholders Agreement, no holder of this Warrant Certificate, as such, shall be entitled to vote or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant Certificate, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, to exercise any preemptive right, to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise, until the Date of Election to Purchase Warrants shall have occurred.

          Section 10. Fractional Warrant Shares. No fractional Warrant Shares shall be issued upon exercise of the Warrants, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such exercise shall be determined on the basis of the total number of shares of the Warrant the holder is at that time exercising and the number of shares of Common Stock issuable upon such aggregate exercise.

          Section 11. Absence of Registration. Neither the Warrants nor the Warrant Shares have been registered under the Securities Act. The holder of this Warrant Certificate, by acceptance hereof, represents that such holder is acquiring the warrants to be issued to such holder for such holder's own account and not with a view to the distribution thereof, and agrees not to sell, transfer, pledge or hypothecate any Warrants or any Warrant Shares except in accordance with applicable law and the legend on the first page of this Warrant Certificate to the extent that such legend complies with applicable law.

          Section 12. Notices. All notices, requests, demands and other communications relating to this Warrant Certificate shall be in writing, including by telecopier, addressed, if to the registered owner hereof, to it at the address furnished by the registered owner to the Company, and if to the Company, at its office at 667 Rancho Conejo, Newbury Park, California 91320. Attention President, Telecopier (805) 376-8364 or to such other address as any party shall notify the other party in writing, and shall be effective, upon receipt and, in the case of written notice by mail, three days after placement into the mails (first class, postage prepaid), and in the case of notice by telecopier on the same day as sent if the transmission is confirmed at or before 5:00 P.M. local time in the place of receipt, otherwise on the next business day.

          Section 13. Binding Effect. This Warrant Certificate shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and the registered holder or holders from time to time of the Warrants and the Warrant Shares.

          Section 14. Survival of Rights and Duties. This Warrant Certificate shall terminate and be of no further force and effect on the earlier of 5:00 p.m., Los Angeles time, on the Expiration Date or the date on which all of the Warrants have been exercised, except that the provisions of Sections 6(b) and 11 of this Warrant Certificate shall continue in full force and effect after such termination date.

          Section 15. Governing Law. This Warrant Certificate shall be construed in accordance with and governed by the laws of the State of California without regard to principles of conflicts of laws.

          Section 16. Modification and Waiver. This Warrant Certificate and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

          IN WITNESS WHEREOF, the Company has caused this Warrant
Certificate to be executed under its corporate seal by its officers thereunto duly authorized as of the date hereof.


                             STYLES ON VIDEO, INC.



                              By _____________________
                              Name:   Nancy H. Galgas
                              Title   Chief Financial Officer

                             ANNEX A

                       FORM OF ASSIGNMENT

          FOR VALUE RECEIVED, _____________________________ hereby
sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned in and to the number of Warrants (as defined in and evidenced by the foregoing Warrant Certificate) set opposite the name of such assignee below and in and to the foregoing Warrant Certificate with respect to such Warrants and the Warrant Shares (as defined in the Warrant Certificate) issuable upon exercisable of such Warrants.

Name of Assignee           Address        Number of Warrants







          If the aggregate number of such Warrants shall not constitute all the Warrants evidenced by the foregoing Warrant
Certificate, the undersigned requests that a new Warrant
Certificate evidencing the Warrants not so assigned be issued in the name of and delivered to the undersigned.



                              Name of
                              Warrantholder (Print)________________


Dated _____________________        (By)________________________


[SIGNATURE GUARANTEE]              ATTEST
(Not Required for Initial
Registered Warrantholder)
                              ____________________________________
                                        Secretary

                             ANNEX B

                  FORM OF ELECTION TO PURCHASE

(To Be Executed by the Warrantholder if the Warrantholder Desires to Exercise ________ Warrants Evidenced by the foregoing Warrant
Certificate)

To Styles on Video, Inc.:

          The undersigned hereby irrevocably elects to exercise Warrants (as defined in and evidenced by the foregoing Warrant Certificate) for, and to purchase thereunder, Warrant Shares issuable upon exercise of such Warrants and payment by the Warrantholder of the Exercise Price.

          The Warrantholder hereby elects to pay the Exercise Price by complying with clause ___ below.

          A. the delivery of $__________ in cash and any applicable taxes, subject to Section 4 of the Warrant Certificate, payable by the undersigned pursuant to such Warrant Certificate, or

          B. instructing Styles on Video, Inc. to retain a number of Warrant Shares (the "Payment Shares") equal to the quotient of the aggregate Exercise Price of the Warrants hereby exercised divided by the Market Price of such shares as of the date of exercise, and to deduct the number of Payment Shares from the Warrant Shares to be delivered.

          The undersigned requests that certificates for such shares be issued in the name of the following:

                                   PLEASE INSERT SOCIAL SECURITY
                                   OR TAX IDENTIFICATION NUMBER

                                   ________________________________
______________________________
(Please print name and address)     ______________________________

- ------------------------------


          If such number of Warrants shall not constitute all the Warrants evidenced by the foregoing Warrant Certificate, the undersigned requests that a new Warrant Certificate evidencing the Warrants not so exercised be issued in the name of and delivered to the following:

- ----------------------------------------------------------------
                 (Please print name and address)






Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Warrant Certificate.


Dated _________________________        Name of
                                   Warrantholder (Print) ________________

[SIGNATURE GUARANTEE]              (By)_______________________________
(Not Required for Initial
Registered Warrantholder)                    (Title)

                           EXHIBIT D



The final version of the Certificate of Designation for the Series B Preferred Stock is included as Exhibit J to this Amendment #1 to Schedule 13D.